Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND
GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into as of July 29, 2026 by and between Wayne D. Thorsen (“Executive”) and Sirius XM Holdings Inc., a Delaware corporation (together with its subsidiaries and affiliates, including Sirius XM Radio LLC, the “Company”).

WHEREAS, Executive is currently employed by the Company as Executive Vice President and Chief Operating Officer pursuant to that certain Employment Agreement between Executive and Sirius XM Radio LLC, dated as of December 5, 2024 (the “Employment Agreement”);

WHEREAS, Executive will cease to be the Company’s Executive Vice President and Chief Operating Officer and an employee of the Company on July 31, 2026 (the “Separation Date”);

WHEREAS, Executive and the Company wish to ensure the orderly transition of Executive’s duties and responsibilities in connection with his separation from employment with the Company; and

WHEREAS, Executive and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Executive’s separation from employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:

1.             Separation from Employment.

a.            As of the Separation Date, Executive will cease to be the Company’s Executive Vice President and Chief Operating Officer and an employee of the Company. Executive shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing and his resignation from every office, directorship or other position held with the Company.

b.            Provided that Executive executes timely and does not revoke this Agreement, Executive shall be entitled to receive a lump sum payment of $1,050,000, less any applicable withholdings, which shall be paid during the first ordinary payroll cycle of the Company following Executive’s execution of and the expiration of the revocation period of this Agreement and no later than 60 days following the Separation Date. This payment reflects a prorated portion of the annual bonus that Executive would have otherwise had the opportunity to earn for 2026.

c.            Executive acknowledges and agrees that the conclusion of Executive’s employment is a mutually agreed separation and not a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Executive for Good Reason (as defined in the Employment Agreement), and accordingly Executive will not be entitled to any severance payments or benefits, including those set forth in Section 6(f)(ii) of the Employment Agreement. Further, Executive acknowledges and agrees that Executive has no entitlement to continuation of employee benefits (except pursuant to COBRA), bonus or incentive compensation for the 2026 or 2027 performance years or any special or accelerated vesting of outstanding equity awards in connection with Executive’s termination of employment. Executive will be paid for any accrued or unused paid time-off benefits pursuant to Company policy and applicable law. All equity awards granted to Executive by the Company that are unvested as of the Separation Date shall be forfeited in full on the Separation Date for no consideration.

d.            On or promptly following the Separation Date, Executive will return to the Company all software, computers, computer-related equipment, keys and all materials (including, without limitation, copies) obtained or created by Executive in the course of Executive’s employment with the Company; provided that Executive will be able to keep Executive’s cell phones, personal computers and personal contact list so long as any Confidential Information (as defined in the Employment Agreement) is removed from such items.

e.            Following the Separation Date, Executive agrees to cooperate reasonably with the Company in connection with any litigation, investigation or other proceeding relating to matters within Executive’s knowledge or responsibilities during Executive’s employment. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

2.             Restrictive Covenants.

a.            Executive acknowledges and agrees that Executive’s continued compliance with the restrictions, obligations and acknowledgements set forth in Sections 7, 8 and 10 of the Employment Agreement (such restrictions, obligations and acknowledgements, together, the “Restrictive Covenants”) is a material inducement to the Company entering into this Agreement, and the Restrictive Covenants shall survive Executive’s termination of employment. Executive reaffirms the Restrictive Covenants (which include covenants with respect to confidentiality, non-competition and non-solicitation), and the Restrictive Covenants are hereby incorporated into and form a part of this Agreement.

b.            Executive understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

3.             General Release.

a.            Executive, with the intention of binding Executive and Executive’s heirs, attorneys, agents, spouse and assigns, hereby waives, releases and forever discharges the Company and its respective parents, subsidiaries, and affiliated companies and its and their predecessors, successors, and assigns, if any, as well as all of their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively, the “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which Executive ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before Executive’s execution hereof, including, without limiting the generality of the foregoing, (i) any act, cause, matter or thing stated, claimed or alleged, or which was or which could have been alleged in any manner against the Released Parties prior to the execution of this Agreement, (ii) all claims for any payment under the Employment Agreement, and (iii) all claims for discrimination, harassment and/or retaliation, under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the New York State Human Rights Law, as amended, the New York City Human Rights Law, as amended, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to Executive’s employment with and/or separation from the Company, including but not limited to the termination of Executive’s employment, and/or any events occurring prior to the execution of this Agreement; provided that nothing contained in this release shall affect Executive’s rights (1) with respect to workmen’s compensation or similar claims under applicable law, (2) to indemnification from the Company as provided in the Employment Agreement or otherwise, (3) to coverage under the medical, dental, disability, life or other insurance policies of the Company covering officers and directors, (4) to other benefits which by their express terms extend beyond Executive’s separation from employment, (5) under this Agreement, or (6) that cannot be released as a matter of law.

b.            Executive specifically waives all rights or claims that Executive has or may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended (“ADEA”), including, without limitation, those arising out of or relating to Executive’s employment with and/or separation from the Company, the termination of Executive’s employment on the Separation Date, and/or any events occurring prior to the execution of this Agreement. In accordance with the ADEA, the Company specifically hereby advises Executive that: (i) Executive may and should consult an attorney before signing this Agreement, (ii) Executive has 21 days to consider this Agreement, and (iii) Executive has seven days after signing this Agreement to revoke this Agreement.

c.            Executive warrants that Executive has not made any assignment, transfer, conveyance or alienation of any potential claim, cause of action, or any right of any kind whatsoever, including but not limited to, potential claims and remedies for discrimination, harassment, retaliation, or wrongful termination, and that no other person or entity of any kind has had, or now has, any financial or other interest in any of the demands, obligations, causes of action, debts, liabilities, rights, contracts, damages, costs, expenses, losses or claims which could have been asserted by Executive against the Company or any other Released Party.

d.            Subject to the limitations of Section 3(a), Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

e.            Executive hereby agrees and recognizes that the conclusion of Executive’s employment as Executive Vice President and Chief Operating Officer with the Company as of the Separation Date is a mutually agreed separation and not a termination by the Company without Cause (as defined in the Employment Agreement) or a resignation by Executive for Good Reason (as defined in the Employment Agreement), and that the Company has no obligation, contractual or otherwise, to Executive to hire, rehire or reemploy Executive in the future. Executive acknowledges that the terms of this Agreement provide Executive with a payment that is in addition to any amounts to which Executive otherwise would have been entitled.

f.            Executive hereby agrees and acknowledges that the payment provided to Executive by the Company under this Agreement is to bring about an amicable resolution of Executive’s employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company, and that this Agreement was, and the release in this Section 3 (the “Release”) is, executed voluntarily to provide an amicable resolution of Executive’s employment relationship with the Company.

g.            Executive hereby acknowledges that nothing in the Release shall prohibit or restrict Executive from: (i) challenging or seeking a determination of the validity of this Agreement under the ADEA; (ii) filing an administrative charge of discrimination under any applicable statute or participating in any investigation or proceeding conducted by a governmental agency, (iii) making any disclosure of information required by law; (iv) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (v) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, Executive understands that each of the parties to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

h.            By signing this Agreement, Executive represents that Executive has been afforded a reasonable period of time within which to consider the terms of the Release, that Executive has read the Release, and Executive is fully aware of its legal effects. Executive further represents and warrants that Executive has entered into the Release knowingly and voluntarily, without any mistake, duress, coercion or undue influence, and that Executive has been advised by the Company to, and been provided the opportunity to, review the Release with an attorney of Executive’s own choosing. Executive acknowledges, further, that Executive is executing this Agreement, including the Release, of Executive’s own volition and with the intention of releasing all claims recited herein in exchange for the consideration described in this Agreement, which Executive acknowledges is adequate and satisfactory to Executive. Neither the Company nor its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of the Release other than those contained herein.

i.             Executive may take up to 21 days after receipt of this Agreement to review and sign this Agreement. Executive is free to sign this Agreement at any time after receiving it, without using the entire review period. Executive is encouraged, during the review period and before signing this Agreement, to consult with an attorney as to this Agreement’s meaning and implications. Executive understands that Executive may revoke this Agreement and the Release within seven days following Executive’s execution of this Agreement.

j.             The Company hereby represents and warrants that it is not aware of any facts or circumstances as of the date of this Agreement that would give rise to or serve as a basis for any claim against Executive in connection with the employment and termination of employment of Executive.

4.             Non-Disparagement. Executive shall not make any disparaging remarks about the Company or any of its directors, officers, agents or employees (collectively, the “Nondisparagement Group”) and/or any of their respective practices or products; provided that Executive may provide truthful and accurate facts and opinions about any member of the Nondisparagement Group where required to do so by law or in proceedings to enforce or defend Executive’s rights under this Agreement or any other written agreement between Executive and a member of the Nondisparagement Group and may respond to disparaging remarks about Executive made by any member of the Nondisparagement Group. The Company shall not and shall instruct its officers not to, make any disparaging remarks about Executive; provided that any member of the Nondisparagement Group may provide truthful and accurate facts and opinions about Executive where required to do so by law and may respond to disparaging remarks made by Executive or Executive’s agents or family members.

5.             Miscellaneous.

a.            This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Any disputes arising from or relating to this Agreement (other than the seeking of injunctive relief by the Company) shall be subject to arbitration pursuant to Section 20 of the Employment Agreement, which is incorporated by reference into this Agreement mutatis mutandis. In the event of a dispute concerning the enforcement of this Agreement, the finder of fact shall have the discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action, and shall award such costs and fees to Executive in the event Executive prevails on the merits of any action brought hereunder, and all other requests for relief or damages awards shall be governed by Sections 20(a) and 20(b) of the Employment Agreement.

b.            The parties to this Agreement acknowledge and agree that the disclosure and filing of this Agreement, including the fact that an agreement has been made and its form and terms, is required by law to be publicly filed with the Securities and Exchange Commission by the Company.

c.            The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement, and this Agreement shall be construed as if jointly prepared by Executive and the Company, such that any uncertainty or ambiguity shall not be interpreted against any one party.

d.            Executive is encouraged to discuss this Agreement with an attorney before signing and have Executive’s attorney review this Agreement.

e.            Executive reaffirms Executive’s obligations to indemnify, defend, and hold harmless the Company and its officers, directors, employees, agents, subsidiaries and affiliates from and against any and all claims, actions, suits, proceedings, losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys’ fees and costs) arising out of or relating to any breach or alleged breach of any employment agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other agreement or obligation with any of Executive’s prior employers or any of their parents, owners, subsidiaries or affiliates pursuant to Section 23 of the Employment Agreement, which shall survive the entry into this Agreement.

f.            Executive understands that the Company would not have provided Executive the payment set forth in Section 1 but-for Executive’s representations and promises that Executive is making by signing this Agreement.

g.            Executive acknowledges and agrees that Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation, and Executive has fully and properly reported all hours worked and been paid all wages, compensation and benefits that Executive was entitled to up to and including the date this Agreement is signed by Executive.

h.            Should any part, term, condition or provision of this Agreement be found by any court to be illegal, invalid or void, the rest of this Agreement shall remain valid and enforceable and said illegal, invalid or void part, term or provision shall be deemed not to be a part of this Agreement. However, if the Release provisions set forth in Section 3 are challenged by Executive and found to be void or unenforceable due to such challenge by Executive, the payment obligation under this Agreement shall be voided and the payment made pursuant to this Agreement shall be repaid by Executive to the Company.

i.             No modification or waiver of any of the provisions of this Agreement shall be valid and enforceable unless such modification or waiver is in writing and signed by the party to be charged, and unless otherwise stated therein, no such modification or waiver shall constitute a modification or waiver of any other provision of this Agreement (whether or not similar) or constitute a continuing waiver.

j.             Executive may not assign any of Executive’s rights or delegate any of Executive’s duties hereunder without the prior written consent of the Company. The Company may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Executive, except that any successor to the Company by merger or purchase of all or substantially all of the Company’s assets shall assume this Agreement.

k.            This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other party.

l.             Unless otherwise provided, all references to sections in this Agreement shall be deemed to be references to sections of this Agreement.

6.             Code Section 409A.

a.            To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (it being understood that certain compensation arrangements under this Agreement are intended not to be subject to Section 409A). This Agreement shall be construed, to the maximum extent permitted, in a manner to give effect to such intention. Notwithstanding anything in this Agreement to the contrary, distributions upon termination of Executive’s employment that constitute nonqualified deferred compensation within the meaning of Section 409A may only be made upon Executive’s separation from service within the meaning of Section 409A.

b.            Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company) at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A (“Nonqualified Deferred Compensation”), amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service that constitute Nonqualified Deferred Compensation will instead be paid or made available on the earlier of (x) the first business day of the seventh month following the date of Executive’s separation from service and (y) Executive’s death.

c.            With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within 30 days following the date on which the Company receives the applicable invoice from Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

d.            Each payment under this Agreement shall be regarded as a “separate payment” and not one of a series of payments for purposes of Section 409A.

7.             Merger Clause. This Agreement contains the entire and only agreement between the Company and Executive regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Executive and the Company with respect to the subject matter addressed herein, including the Employment Agreement (except to the extent of the provisions incorporated herein by reference, including the Restrictive Covenants, or expressly indicated in this Agreement as surviving the entry into this Agreement and, to the extent it should be applicable, Sections 9 and 25 of the Employment Agreement shall survive the entry into this Agreement); provided, however, that the award agreements with respect to equity awards granted by the Company to Executive shall remain in effect to the extent applicable to give effect to this Agreement. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.

8.             Execution and Revocation Period. If Executive chooses to accept the terms of this Agreement, Executive must sign this Agreement and deliver one original of this Agreement to the Company’s Chief Legal Officer (or her designee) within the timeframe stated in Section 3. Executive understands that Executive may revoke this Agreement within seven days following Executive’s execution. This Agreement and the Company’s obligation to provide the payment set forth in Section 1(b) shall not become effective or enforceable against the Company until the eighth day after Executive’s execution and delivery to the Company of this Agreement. Any revocation must be delivered, in writing, to the Company in accordance with Section 9, within seven days after execution.

9.             Notice. All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.

Company:	Sirius XM Holdings Inc. 1221 Avenue of the Americas 35th Floor New York, New York 10020 Attention: Chief Legal Officer

with copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Gillian Emmett Moldowan

Executive:	Address on file with the records of the Company.

with copy to (which shall not constitute notice):

DLA Piper LLP

1251 Avenue of the Americas
New York, NY 10020
Attention: Jeff Klein

10.           Acknowledgement. Executive represents and certifies: that Executive has carefully read and fully understands all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein.

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IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Separation Agreement and General Release of Claims.

EXECUTIVE	SIRIUS XM HOLDINGS INC.

/s/ Wayne D. Thorsen	/s/ Faye Tylee
Wayne D. Thorsen	By: Faye Tylee Title: Chief People and Administrative Officer

Date: July 29, 2026	Date: July 29, 2026